Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Jones Financial Companies, L.L.L.P.'s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

Saint Louis, Missouri

January 17, 2014